UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2010

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

880 Steel Drive, Valley City, Ohio		44280
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(330) 558-2600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James F. Keys, Senior Vice President and Chief Technology Officer of the Company, retired from the Company on December 31, 2010. Mr. Keys had served in that position since May 2002. The Company expects that the Company and Mr. Keys will enter into a consulting agreement in the near future pursuant to which Mr. Keys will provide consulting services to the Company on a part time basis as an independent contractor. It is further expected that the consulting agreement will include, among other things, an agreement not to compete with the Company or to solicit its employees or otherwise interfere with the Company’s business relationships following Mr. Keys’ retirement.

In connection with the voluntary retirement of Mr. Keys, the Company elected Anthony M. Parente as Vice President and Chief Technology Officer of the Company, effective January 1, 2011. Mr. Parente was named Vice President of Manufacturing Operations in October 2006. He started his career at MTD Automotive as an electrical apprentice in 1979 and he joined the Company through its acquisition of MTD Automotive in 1999. He has progressed steadily through the Company through different technical assignments. Mr. Parente is 49 years old. A successor to Mr. Parente’s position of Vice President of Manufacturing Operations has not been appointed at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2011	SHILOH INDUSTRIES, INC.

	By:	/s/ Kevin Bagby
		Name:	Kevin Bagby
		Title:	Vice President Finance and
Chief Financial Officer